Exhibit 5.1

December 19, 2025

INmune Bio Inc.

225 NE Mizner Blvd., Suite 640

Boca Raton, Florida 33432

Re: Securities Registered under Registration Statement on Form S-3, as amended (File No. 333-279036)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by INmune Bio Inc., a Nevada corporation (the “Company”), of up to an aggregate of $65,000,000 shares of the Company’s common stock (the “Placement Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-279036) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on May 1, 2024, and declared effective by the SEC on August 7, 2024, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Placement Shares filed with the SEC on December 19, 2025, pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). We understand that the Placement Shares are proposed to be offered and sold by the Company through A.G.P./Alliance Global Partners (the “Agent”) pursuant to the Sales Agreement by and between the Company and the Agent (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Further, in connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Placement Shares, there will not have occurred any change in the law or the facts affecting the validity of the Placement Shares, (ii) at the time of the offer, issuance and sale of any Placement Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the company’s Articles of Incorporation that would be in conflict with or inconsistent with the Company’s right and ability to issue the Placement Shares, (iv) at the time of each offer, issuance and sale of any Placement Shares, the Company will have a sufficient number of authorized and unissued and unreserved shares of the applicable class or series of its capital stock included in (or purchasable upon exercise or conversion of) the Placement Shares so issued and sold (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of such applicable class or series) to be able to issue all such shares, and (v) all purchasers of the Placement Shares will timely pay in full to the Company all amounts they have agreed to pay to purchase such Placement Shares, as approved by the Board of Directors of the Company or a duly authorized committee thereof, and that the purchase price of any Placement Shares will not be less than the par value thereof.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY |
10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

With respect to our opinion expressed below, we have assumed that, upon the issuance of any of the Placement Shares, the total number of shares of the Company’s common stock issued and outstanding and reserved for future issuance will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation as then in effect.

Based on the foregoing, we are of the opinion that the Placement Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement, and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Placement Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE CARMEL LLP
SICHENZIA ROSS FERENCE CARMEL LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY |
10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW